Exhibit 99.1
Press Release                                        Source: Intelli-Check, Inc.

FOR IMMEDIATE RELEASE

CONTACTS:

Frank Mandelbaum, CEO                       Stephen D. Axelrod, CFA
Intelli-Check, Inc.                         Alisa D. Steinberg (Media)
Tel. (516) 992-1900                         Wolfe Axelrod Weinberger Assoc. LLC
                                            Tel. (212) 370-4500 Fax
                                            (212) 370-4505
                                            steve@wolfeaxelrod.com
                                            alisa@wolfeaxelrod.com


                INTELLI-CHECK, INC. EXCEEDS PREVIOUSLY PROJECTED
                        2005 BOOKED ORDERS OF $3 MILLION

Woodbury, NY - January 17, 2006 - Intelli-Check, Inc. (AMEX:IDN) today announced that it has exceeded the previously announced 2005 goal of $3 million in booked orders.

Booked orders in 2005, which includes orders shipped and orders received but not yet shipped as of year end, were approximately $3.1 million. The booked orders for 2005 were approximately 115% higher than the 2004 sales bookings of $1.44 million. Sales bookings for 2004 represent shipments of products and contracted services and did not include any unshipped orders at year end, since all orders received were shipped. This result is a reflection of the expanded base of significant customers incorporating Intelli-Check's ID-verification technology in their security and productivity solutions to commercial customers. Booked orders in the 4th quarter of 2005 increased approximately 83% to approximately $1.1 million compared to $0.6 million in sales bookings in the same period a year earlier. Revenue from these orders will be recorded and recognized under our revenue recognition policy as stated in our financial statements filed with the Securities & Exchange Commission.

In the past year, Intelli-Check has announced agreements with a significant retailer; solution providers, such as the Financial Services division of a Fortune 25 company; a multi-year marketing and services agreement with Verifone Holdings, Inc. (NYSE:PAY), the leader in secure electronic-payment technologies; a new, expanded partnering agreement for compliance with the credentialing requirements of HSPD 12/FIPS 201 with Anteon International Corporation (NYSE:ANT), a leader in supplying the federal government with integrated solutions, and Certegy Check Services, a subsidiary of Certegy, Inc. (NYSE:CEY), a leader in providing check cashing services. The Company has also added other companies that supply services to the retail, commercial and government markets to its growing customer list.

Frank Mandelbaum, Chairman and CEO, stated, "We are very pleased with the growing acceptance of our ID verification technology by leading companies that are providing superior security solutions and productivity enhancement to their customers through its use. We are gratified with the quality of the companies that have chosen to partner with Intelli-Check and we believe that we are making progress in expanding our list of quality partners. Exceeding our stated goal of achieving booked orders of $3 million in 2005 is only a next step in the growth of Intelli-Check. Based on the business relationships already established and new opportunities before us in both commercial and government markets that incorporate Intelli-Check's ID verification and productivity enhancing tools, we are anticipating another year of continued growth. Because of the growing recognition of the value-added benefits that Intelli-Check's technology contributes to our licensees' and partners' products and solutions, we look forward to increased market penetration and success in 2006."

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About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that assures the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. Applications include:

      o security and access control to protect airports, government and commercial buildings, military installations and other critical sites as well as for first responder initiatives

      o identity theft, commercial and government fraud prevention to help stem the billions of dollars each year in losses from credit card, check-cashing, bank, insurance, healthcare, pharmacy and other economic frauds

      o age verification to protect bars and other retail establishments from the potential fines and penalties associated with selling age-restricted products to under-age purchasers

      o productivity enhancement to eliminate inefficiencies and inaccuracies associated with manual data entry

The company has been the national testing laboratory for the American Association of Motor Vehicle Administrators (AAMVA) since 1999 and has access to all the currently encoded driver license formats. For more information, please visit www.intellicheck.com.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect", "anticipate", "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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